PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 6, 2006)	File No. 333-130217

FOCUS ENHANCEMENTS, INC.
6,874,631 SHARES OF COMMON STOCK

                This document supplements the prospectus dated January 6, 2006 of Focus Enhancements, Inc., relating to the sale from time to time by certain of our securityholders of up to 6,874,631 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                Before deciding whether to invest, you should read the “Risk Factors” beginning on page 1 of the accompanying prospectus.

            Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information concerning selling stockholders in the prospectus is hereby amended to reflect the following additions and changes:

Security Ownership +

Name	Shares Beneficially Owned Prior to Offering	Shares to be Sold in the Offering		Shares Beneficially Owned After Offering (3)

Nite Capital LP	—	—		—
Fort Mason Master, L.P.	13,891	13,891	(1)	—	*
Fort Mason Partners, L.P.	214,211	214,211	(2)	—	*

+              This table has been prepared based solely on information furnished to us as of November 26, 2007, by the selling stockholders listed above.  The selling stockholders listed above may have sold, transferred or otherwise disposed of such shares of common stock.

*              Represents beneficial ownership of less than one percent.

(1)                                  Fort Mason Master, L.P. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(2)                                  Fort Mason Partners, L.P.  Fort Mason Capital, LLC serves as the general partner of Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(3)                                  Assumes all shares being offered by this prospectus are sold.

The date of this prospectus supplement is December 6, 2007.